Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 26, 2015, setting forth by month the number of individual smoking and health cases and “Lights/Ultra Lights” cases against Philip Morris USA Inc. that are scheduled for trial through December 31, 2015.

2015

Engle progeny

October	1

November	4

December	0

As of October 26, 2015, there were 2 Engle progeny cases in trial.

Other Individual Smoking & Health

October	0

November	0

December	1

As of October 26, 2015, there were no non-Engle progeny cases in trial.

“Lights/Ultra Lights”

October	0

November	0

December	0

As of October 26, 2015, there was 1 “Lights/Ultra Lights” case in trial.